UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

NPC International, Inc.

(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	333-138338 (Commission File Number)	48-0817298 (I.R.S. Employer Identification No.)

7300 West 129th Street

Overland Park, Kansas 66213

(Address of principal executive office)(Zip Code)

(913) 327-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2008, NPC International, Inc. (“NPC”) entered into two agreements with Pizza Hut, Inc. and Pizza Hut of America, Inc. (collectively “PH”): (1) an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which NPC has agreed to purchase from PH for cash 89 Pizza Hut units located in Tampa, Florida and Cedar Rapids, Iowa, and (2) an Asset Purchase and Sale Agreement (the “Purchase and Sale Agreement”), pursuant to which PH has agreed to purchase from NPC for cash 70 Pizza Hut units located in Jacksonville, Florida; Jackson, Mississippi; Spokane, Washington and Savannah, Georgia, and NPC has agreed to purchase from PH for cash 102 Pizza Hut units located in Kansas City, Missouri and North Atlanta, Georgia. NPC is the world’s largest Pizza Hut franchisee and currently operates 978 units as a franchisee of PH in 27 states.

Purchase Agreement. Under the Purchase Agreement, NPC agreed to acquire 89 Pizza Hut units, including three units under construction, from PH for $26.4 million in cash. In addition to the purchase price, NPC agreed to reimburse PH for certain working capital items received by NPC in the transaction. With respect to fee properties owned by PH associated with the units to be acquired, NPC currently plans to acquire one of these properties and to lease the remaining 19 of these properties from PH on specified terms.

The closing of the acquisition is subject to satisfaction of the closing conditions under the Purchase Agreement, including obtaining applicable government approvals and other customary closing conditions, on or before December 22, 2008. In addition, the closing of the Purchase Agreement is subject to NPC obtaining financing on terms that are acceptable to NPC while maintaining adequate liquidity as determined by NPC in its discretion.

Purchase and Sale Agreement. Under the Purchase and Sale Agreement, PH agreed to acquire 70 Pizza Hut units, including two units under construction, from NPC for $19.6 million in cash and NPC agreed to acquire 102 Pizza Hut units, including three units under construction, from PH for $26.5 million in cash. In addition to the purchase price, each party agreed to reimburse the other party for certain working capital items received by the acquiring party in the transactions. With respect to the 21 fee properties owned by PH associated with the units to be acquired by NPC, NPC currently plans to lease these properties from PH on specified terms. With respect to fee properties owned by NPC associated with the units to be acquired by PH, PH would be obligated to lease NPC’s fee properties for a term expiring not earlier than December 31, 2009 with the right to purchase the properties at the end of that term at a specified price.

The closing of the transactions is subject to satisfaction of the closing conditions under the Purchase and Sale Agreement, including obtaining applicable government approvals and other customary closing conditions, on or before December 22, 2008.

Item 2.05	Costs Associated with Exit or Disposal Activities

On November 3, 2008, in connection with entering into the Purchase and Sale Agreement, NPC determined that a material non-cash charge for impairment to the assets being sold was required under generally accepted accounting principles applicable to NPC. The determination was based upon the amount of the consideration to be received by NPC for the assets under the Purchase and Sale Agreement. NPC currently estimates that the amount of the pre-tax charge will range from $29 million to $32 million. NPC currently estimates that the amount of the charge that will result in future cash expenditures will be minimal. The final charge will be determined following the completion of certain asset valuations, and the amount of the charge is subject to change based on completion of this process. The final charge will be determined and recorded in the fourth quarter of fiscal 2008.

Item 2.06	Material Impairments.

See the disclosures under Item 2.05 of this report, which are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 6, 2008, NPC issued a press release announcing the signing of the Purchase Agreement and the Purchase and Sale Agreement. A copy of the press release is furnished with this Current Report as Exhibit 99.1, and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit No.	Description
99.1	Press Release dated November 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NPC INTERNATIONAL, INC.

By:	/s/ Troy D. Cook
Troy D. Cook
Executive Vice President Finance and
Chief Financial Officer

Date: November 6, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 6, 2008